 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2008

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

706 Mission Street, 10th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On December 12, 2008, GoFish Corporation, a Nevada corporation (the “Company”), completed a second closing under the terms of the Securities Purchase Agreement (the “Purchase Agreement”), which was previously entered into on December 3, 2008, by and among the Company, Panorama Capital, L.P., Rembrandt Venture Partners Fund Two, L.P., Rembrandt Venture Partners Fund Two-A, L.P. and Rustic Canyon Ventures III, L.P. (the “Lead Investors”).

At the second closing, the Company sold an aggregate of (i) 6,077,804 shares of the Company’s Series A preferred stock, which shares are convertible into 121,556,080 shares of the Company’s common stock, and (ii) warrants to purchase 48,622,432 shares of the Company’s common stock, at an exercise price of $0.20 per share, with a term of five years.  The Series A preferred stock and warrants were sold as units at a purchase price of $4.00 per unit, with each unit consisting of (i) one share of Series A preferred stock and (ii) a warrant to purchase eight shares of common stock.

Of the amount of securities sold at the second closing, (i) 4,637,500 shares of Series A preferred stock and warrants to purchase 37,100,000 shares of common stock were sold to the Lead Investors, and (ii) 1,440,304 shares of Series A preferred stock and warrants to purchase 11,522,432 shares of common stock were sold to holders of (a) the Company’s 6% senior convertible notes due June 7, 2010 (“Senior Notes”) issued under the terms of that certain purchase agreement, dated as of June 7, 2007, among the Company and such investors, and (b) the Company’s unsecured convertible 15% original issue discount notes due June 8, 2010 (“Subordinated Notes”) issued under the terms of the subscription agreement dated April 18, 2008 and the accession agreement dated June 30, 2008.  Such noteholders include Technology Credit Partners LLC (“TCP”) and Internet Television Distribution, Inc. (“ITD”).  Tabreez Verjee, the President of the Company and a director of the Company, and Riaz Valani, a director of the Company, have shared voting and investment power over the shares owned (or that may become owned) of record by TCP and ITD.

In exchange for the issuance of the shares of Series A preferred stock and warrants at the second closing, the Company received approximately $18.5 million in gross proceeds and cancelled Senior Notes and Subordinated Notes representing an aggregate principal amount of approximately $5,427,864.  All of the holders of the Subordinated Notes converted the Subordinated Notes into Series A preferred stock and warrants in connection with the second closing. The remaining outstanding Senior Notes, representing an aggregate principal amount of approximately $8,950,000, and the warrants issued in connection with such Senior Notes, were repurchased by the Company at or shortly prior to the second closing for an aggregate purchase price of $6,444,000.

In addition, all remaining warrants originally issued in connection with the issuance of the Senior Notes were converted into shares of common stock or repurchased by the Company in connection with the second closing.  The Company paid approximately $72,500 and issued 154,500 shares of the common stock of the Company to repurchase and convert warrants to purchase 449,625 shares of common stock (which warrants would otherwise have received  full-ratchet anti-dilution protection in the Series A preferred stock financing) originally issued to such warrant holders.

The second closing follows the previously announced initial closing under the Purchase Agreement held on December 3, 2008.  At the initial closing, the Company sold in the aggregate (i) 987,500 shares of Series A preferred stock, which shares are convertible into 19,750,000 shares of common stock, and (ii) warrants to purchase 7,900,000 shares of the Company’s common stock.  The Company received approximately $3.95 million in gross proceeds at the initial closing.

Qatalyst Partners LP (“Qatalyst”) acted as the Company’s financial adviser in connection with the financing.  In accordance with the terms of the Company’s engagement letter with Qatalyst, the Company issued to Qatalyst warrants to purchase 6,665,352 shares of common stock of the Company as compensation for its services to the Company, and has paid Qatalyst a cash fee in accordance with the terms of the engagement letter.

The issuances of securities described above are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Following the issuances of securities described above, the Company’s capitalization is as follows:

•	7,065,304 shares of Series A preferred stock are outstanding, which shares are convertible into 141,306,080 shares of common stock;

•
warrants to purchase 66,917,784 shares of common stock are outstanding, of which warrants to purchase 63,317,784 shares have an exercise price of $0.20 per share, warrants to purchase 3,133,333 shares have an exercise price of $1.72 per share, warrants to purchase 300,000 shares have an exercise price of $1.75 per share and warrants to purchase 166,667 shares have an exercise price of $3.00 per share;

•	29,229,284 shares of common stock are outstanding;

•	options to purchase 89,366,264 shares of common stock are outstanding under the Company’s stock option plans; and

•	16,478,084 shares of common stock remain available for future issuance under the Company’s stock incentive plans.

The total number of shares of common stock outstanding on a fully-diluted, as-converted to common stock basis (excluding shares reserved for future issuance under the Company’s stock incentive plans) is 326,819,412.

Item 5.01.	Changes in Control of Registrant.

The information in Item 3.02 above is incorporated into this Item 5.01 by reference.

The issuance of Series A preferred stock to the Lead Investors at the initial closing and the second closing resulted in the Lead Investors holding, in the aggregate, approximately 65.87% of the Company’s outstanding shares of common stock on an as-converted to common stock basis (excluding any outstanding options or warrants).  Prior to the initial closing, the Lead Investors did not own any shares of the Company’s common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

In connection with the second closing under the Purchase Agreement, the board appointed Richard Ling and Mark Menell to the board of directors of the Company.  Michael Jung, who was appointed to the board of directors in connection with the initial closing on December 3, 2008, became the sole member of the compensation committee at the second closing.

A brief biography of each of Messrs. Ling and Menell is set forth below.

Mr. Ling, age 46, founded Rembrandt Venture Partners in 2004.  Prior to co-founding Rembrandt, Mr. Ling was the founding CEO and Chairman of MetaLINCs Inc, an e-mail search and analytics company acquired by Seagate in 2007. Prior to MetaLINCs Mr. Ling was the co-founder, President and CEO of AlterEgo Networks Inc., a wireless infrastructure company, acquired by Macromedia Inc. in March 2002. Before AlterEgo, Mr. Ling led the e-Commerce product organization at Inktomi, where he was responsible for overseeing all areas of the group’s engineering and operations, including site and network operations and product development. Richard was a co-founder, VP of Products and Engineering, acting CTO at Impulse Buy Networks Inc., leading the development, operations and product management groups. Impulse Buy Networks was acquired by Inktomi in 1998.

Mr. Menell, age 44, has been a partner at Rustic Canyon since January 2000.  From August 1990 to January 2000, Mr. Menell was an investment banker at Morgan Stanley & Co. Incorporated, including as principal and co-head of Morgan Stanley’s Technology Mergers and Acquisitions Group, in Menlo Park, CA.  Mr. Menell is a member of the board of directors of GSI Commerce, Inc. (NASDAQGS: GSIC).

The new directors will join current directors John Durham, Matt Freeman, Michael Jung, James Moloshok, Riaz Valani and Tabreez Verjee.

New Employment Agreement

In connection with the second closing, the Company entered into an amended and restated employment agreement with Lennox Vernon, the Company’s Chief Accounting Officer.  The amended and restated employment agreement was entered into principally to make it consistent with recent changes in applicable tax rules and regulations.  The amended and restated employment agreement does not otherwise significantly change the parties’ respective obligations and commitments under Mr. Vernon’s original employment dated October 30, 2006.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the second closing under the Purchase Agreement, the Company amended and restated its articles of incorporation to, among other things, increase the number of authorized shares of common stock from 300,000,000 to 400,000,000.  A copy of the Company’s amended and restated articles of incorporation is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on December 18, 2008 regarding the completion of the second closing under the Purchase Agreement.  The full text of the press release is furnished hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Form 8-K:

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation of GoFish Corporation
99.1	Press release issued by GoFish Corporation on December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: December 18, 2008	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President